                                                                   Exhibit 10.30

                 PROPOSED FORM OF ARS-ATS SEPARATION AGREEMENT
                 ---------------------------------------------


     Agreement dated as of February [a], 1998 by and between American Radio Systems Corporation, a Delaware corporation ("American"), and American Tower Systems Corporation, a Delaware corporation ("ATS").

                              W I T N E S S E T H:

     WHEREAS, American, CBS Corporation (formerly Westinghouse Electric Corporation), a Pennsylvania corporation ("CBS"). and R Acquisition Corp., a Delaware corporation ("CBS Subsidiary"), are parties to an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, as amended (the "Merger Agreement"), pursuant to which CBS Subsidiary will merger (the "Merger") with and into American and American shall be the surviving corporation; and

     WHEREAS, the Merger Agreement provides that, prior to the Closing, American and ATS shall enter into an agreement and other documentation approved by CBS (which approval shall not be unreasonably withheld, delayed or conditioned) to effect the delivery of the Tower Common Stock as part of the Tower Merger Consideration or the Merger Consideration, as the case may be (the "Tower Separation"); and

     WHEREAS, the Merger Agreement provides for certain terms and conditions which should be included in an agreement providing for the Tower Separation and American and ATS propose to execute and deliver this Agreement to embody those terms and conditions; and

     WHEREAS, the respective Boards of Directors of American and ATS have approved, and CBS has approved, this Agreement;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

     As used herein, unless the context otherwise requires, the terms defined in Appendix A to the Merger Agreement when used in this Amendment without definition shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement or Appendix A to the Merger Agreement shall have such meanings when used in each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof.

                                   ARTICLE 2

                                TOWER SEPARATION

     Subject to the terms and conditions hereof, the parties hereto shall cause the Tower Separation to be consummated at the earlier to occur of the Tower Merger Effective Time and the Effective Time. The date on which the Tower Separation is so consummated is herein referred to as the "Separation Closing Date".


                                   ARTICLE 3

                            INDEMNIFICATION MATTERS

     3.1  American Tower Indemnification.  American Tower shall indemnify,
          ------------------------------
defend and hold CBS, American and the Subsidiaries of American (other than the American Tower Group) harmless from and against any liabilities to which American or any of its Subsidiaries (other than the American Tower Group or, in the case of clause (ii) and (iii) of paragraph (b) of this Section 3.1, any of their officers or directors) may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of ATS Mergercorp or the American Tower Group (other than, in the case of the American Tower Group, income tax liabilities), including without limitation with respect to the following:

          (a) from and after the earlier to occur of the Tower Merger Effective time and the Effective Time, the assets to be transferred to American Tower pursuant to the provisions of Article 12;

          (b) liabilities (i) in connection with the distribution of the shares of Tower Common Stock as part of the Tower Merger Consideration or the Merger Consideration, as the case may be, (ii) relating to or arising from any agreement, arrangement or understanding (other than this Agreement) entered into by American, ATS Mergercorp or any member of the American Tower Group (x) for the benefit of any member of the American Tower Group,
     (y) in contemplation of the Tower Separation, or (z) with respect to the sale, assignment, transfer or other disposition of shares of American Tower Common Stock, (iii) relating to or arising from any untrue statement or alleged untrue statements of a material fact contained in the Information Statement, the Registration Statement or in any document filed or required to be filed in connection with the Merger, or in any document filed or required to be filed by American, ATS Mergercorp or any member of the American Tower Group in connection with the preceding clause (ii) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information provided by or relating solely to American (excluding ATS Mergercorp and the American Tower Group) which is contained in or expressly consistent with the Filed American SEC Documents or the American September 10-Q, or (iv) in connection with any action or omission of any Tower Employee for the benefit of, including without limitation in furtherance of the business of, any member of the American Tower Group or in connection with or incident to such employee's duties and responsibilities as a Tower Employee;

          (c) any economic impact related to or arising from the failure to obtain any Governmental Authorizations, Private Authorizations or other third party consents, or to make any Governmental Filings, necessary to consummate the Tower Separation; and

          (d) the rental and related expenses for the relevant portion of the leased premises located at 116 Huntington Avenue, Boston, Massachusetts referred to in Section 6.3, in the event of the failure to obtain the landlord's consent to the assignment of the obligations relating to, or sublease of, such relevant portion of such premises.

At the earlier to occur of the Tower Merger Effective time and Effective Time, American Tower shall assume all liabilities (the "Assumed Liabilities") with respect to which American Tower has agreed to indemnify and hold harmless American pursuant to the provisions of this Section 3.1 and Section 9.1 pursuant to an assumption agreement substantially in the form attached hereto as Appendix A.

     3.2  American Indemnification.  American shall indemnify, defend and hold
          ------------------------
the American Tower Group harmless from and against any liabilities (other than income tax liabilities and the Assumed Liabilities) to which the American Tower Group may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of American or its Subsidiaries (other than the American Tower Group) whether arising prior to, concurrent with or after the Merger.


                                   ARTICLE 4

                                  TAX MATTERS

     4.1  Tax Sharing Agreement.  The tax sharing agreement among members of the
          ---------------------
American Tower Group and American and its other Subsidiaries shall be terminated as of the earlier of (a) the effective date of the Merger, and (b) the date (the "Tower Deconsolidation Date") that the American Tower Group is no longer eligible to be included in the consolidated tax returns of American and its other Subsidiaries under Sections 1501 to 1504 of the Code and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

     4.2  Allocation of Tax Liabilities; Deconsolidation
          ----------------------------------------------

     (a) American shall include the income of the American Tower Group (including any deferred income triggered into income by Reg. (S)1.1502-13 and Reg. (S)1.1502-14 and any excess loss accounts taken into income under Reg.
(S)1.1502-19) on American's consolidated federal income Tax returns and consolidated or combined state and local income Tax returns to the extent such income is properly includible thereon for all periods through the Tower Deconsolidation Date, and pay any income Taxes attributable to such income. American Tower shall reimburse American for any such federal, state and local income Taxes payable by the American Tax Group attributable to such income, as determined on a separate company basis; provided, however, that American Tower shall have no reimbursement obligation if American has no income Tax liability on a consolidated basis as a result of a net operating loss or to the extent that the income of the American Tower Group is offset by a net operating loss under the principles of Section 4.2(d). The American Tower Group will furnish Tax information to American for inclusion in American's federal consolidated income Tax return for the period through the Tower Deconsolidation Date in accordance with American Tower's past custom and practice. The income of the American Tower Group will be apportioned to the period up to and including the Tower Deconsolidation Date and the period after the Tower Deconsolidation Date by closing the books of the American Tower Group as of the end of such date.

     (b) American Tower shall indemnify the American Tax Group and CBS for all Taxes imposed by any Taxing Authority on any member of the American Tax Group or on CBS (or on any member of its consolidated tax group) as a result of or in connection with the sale or transfer of assets to the American

Tower Group pursuant to Article 12 (or between members of the American Tax Group prior to the final transfer to a member of the American Tower Group or between members of the American Tower Group), the Merger, the Tower Merger, the Tower Separation, any other disposition or issuance of stock of American Tower contemplated or permitted hereby, or the merger of American Tower with any other Person, as the case may be, including without limitation any Taxes on any gain to any member of the American Tax Group arising under Section 311 of the Code, any Taxes on any deferred gain to any member of the American Tax Group triggered as a result of or upon any such event, any gain attributable to any excess loss account triggered upon any such event, any Taxes arising as a result of the election or other transactions contemplated by paragraph (j) of this Section 3.3, income or gain arising as a result of transactions described in Section 4.4(c) or the second sentence of Section 6.8(a) of the Merger Agreement, and gain on the conversion of American Convertible Preferred Stock into Tower Common Stock, and any transfer Taxes arising from any such event; provided, however, that such indemnity shall only apply to the extent that the additional liability for such Taxes payable by the American Tax Group as a consequence of such events (on a "but for" basis) exceeds $20,000,000.

     (c) If as a result of any payment by American Tower to any member of the American Tax Group or to CBS pursuant to this Section 4.2 (including this paragraph (c)), CBS (or any member of its consolidated group for Federal income tax purposes) or any member of the American Tax Group becomes liable in any taxable year to pay any Taxes in excess of the Taxes they would have owed in the absence of any such payment by American Tower, American Tower will indemnify such Person for such Tax liability and make such Person whole on an after-tax basis for such Tax liability.

     (d) For the purposes of Sections 4.2 (a) and 4.2(b), net operating losses of the American Tax Group shall be reduced and deemed absorbed in the following order for each taxable year of the American Tax Group: first, by all income unrelated to the transactions contemplated by this Agreement of members of the American Tax Group other than members of the American Tower Group for the entire applicable taxable year of the American Tax Group; second, by income of the American Tower Group described in Section 4.2(a); and third, by income of the American Tax Group described in Section 4.2(b). Neither the American Tax Group nor CBS (or any member of its consolidated tax group for Federal income tax purposes) shall have any claim under either Section 4.2(a) or (b) for additional Tax liability arising in subsequent taxable years solely as a result of the absorption of net operating losses of the American Tax Group in this manner.

     (e) American shall control any audit or contest relating to Taxes attributable to the American Tax Group. To the extent such audit or contest relates to Taxes that American Tower is obligated to reimburse or indemnify American under this Agreement, American shall (x) regularly consult with American Tower in connection with such audit or contest; (y) provide American Tower with periodic reports on the status of such audit or contest; and (z) not enter into a settlement agreement relating to such audit or contest that materially prejudices American Tower without American Tower's consent.

     (f) If pursuant to any Tax audit or contest there is an adjustment to any Taxes that are reimbursable or indemnifiable by the American Tower Group to any member of the American Tax Group under this Agreement, including Sections 4.2(a), 4.2(b) and 4.2(c), then (i) any additional Taxes imposed on the American Tax Group as a result of such adjustment shall be indemnified by the American Tower Group; and (ii) any refund of Taxes paid to the American Tax Group as a result of such adjustment of amounts previously indemnified by American Tower shall be promptly paid over to American Tower (including additional amounts to make American Tower whole on an after-Tax basis, not exceeding amounts previously paid by American Tower Group with regard to such Taxes).

     (g) American Tower shall not have the right to any refund, credit (or other reduction) of Taxes realized by the American Tax Group resulting from a carry back of a post-acquisition Tax attribute of any of the American Tower Group into a Tax Return filed by the American Tax Group.

     (h) American shall not elect to retain any net operating loss carryovers or capital loss carryovers of the American Tower Group.

     (i) The indemnities and agreements of the American Tower Group and the agreements of American described in this Section 4.2 shall apply to all applicable Taxes whenever they shall arise.

     (j) At the request of any member of the American Tower Group, American agrees that it shall, and shall cause its Subsidiaries or other appropriate Affiliates to, make and/or cooperate with members of the American Tower Group
(i) in making an election under Section 336(e) of the Code with respect to the Tower Separation, or (y) in effecting intercompany sales or exchanges of assets designed to achieve a comparable effect whereby deferred intercompany gains are recognized immediately prior to the Tower Deconsolidation.

     (k) The indemnification and other obligations referred to in this Section shall survive the consummation of the Tower Separation.

     (l) American shall, to the extent requested by CBS, cause the American Tower Group to perform its obligations under this Agreement.


                                   ARTICLE 5

                  REGISTRATION AND OTHER GOVERNMENTAL MATTERS

     5.1  Securities Laws Registration.
          ----------------------------

     (a) American Tower shall, to the extent that it has not already done so, prepare and file with the Commission as soon as is reasonably practicable after the date hereof (i) a registration statement on Form S-4 (the "Merger Registration Statement"), (ii) a registration statement on Form S-8 (the "Option Registration Statement") and (iii) a registration statement on Form S-1 (or any other applicable form) (the "Convertible Registration Statement, and collectively with the Merger Registration Statement and the Option Registration Statement, the "Registration Statements"), in each case complying with applicable rules and regulations of the Commission. The Merger Registration Statement shall cover the registration under the Securities Act of the shares of Tower Common Stock to be delivered as part of the Tower Stock Consideration or Tower Merger Tower Consideration to the holders of American Common Stock at the Effective Time or the Tower Merger Effective Time, as the case may be. The Option Registration Statement shall cover the registration under the Securities Act of the shares of Tower Common Stock, among others, which may be issued upon the exercise of options to purchase Tower Common Stock issued upon the exchange of American Options pursuant to the provisions of Section 6.8(b) of the Merger Agreement. The Conversion Registration Statement shall cover the registration under the Securities Act of shares of Tower Common Stock to be delivered by American upon conversion of American Convertible Preferred Stock following the earlier of the Tower Merger Effective Time and the Effective Time.

     (b) American Tower shall promptly furnish to American and CBS all information, and take such other actions, as may reasonably be requested by American in connection with any action taken by American to comply with the provisions of Section 6.6 of the Merger Agreement. American Tower shall correct promptly any information provided by it to be used specifically in the Information Statement or any Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to any Registration Statements so as to correct such Information Statement or such Registration Statement. Without limiting the generality of the foregoing, American Tower shall notify CBS promptly of any stop order or proceeding by the commission seeking a stop order relating to any Registration Statement, the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to any Registration Statement, or for additional information, and shall supply CBS with copies of all correspondence between it or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to any Registration Statement. Whenever any event occurs which should be described in an amendment or a supplement to the Information Statement or any Registration Statement, American Tower shall, upon learning of such event, promptly prepare, file and clear with the Commission such amendment or supplement; provided, however, that, prior to such mailing, (i) American Tower shall consult with CBS with respect to such amendment or supplement, (ii) shall afford CBS reasonable opportunity to comment thereon, and (iii) each such amendment or supplement shall be reasonably satisfactory to CBS.

     (c) American Tower represents and warrants to American that each of the Registration Statements or any other document filed by American Tower with the Commission or any other Authority pursuant to the provisions of this Section 5.1 will not (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time each such Registration Statement is filed with the Commission, at the time such Registration Statement is amended or supplemented or at the time each such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by American Tower with respect to statements made or incorporated by reference therein based on information supplied by (i) CBS for inclusion or incorporation by reference in any Registration Statement or any such other document; or (ii) relating solely to American (excluding ATS Mergercorp and the American Tower Group) which is contained in or expressly consistent with the Filed American SEC Documents or the American September 10-Q. American Tower further represents and warrants to American that all information provided by or relating to American Tower (or any of its Subsidiaries) set forth in the Information Statement will not (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time such Information Statement is first mailed to the holders of American Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

     (d) American represents and warrants to American Tower that all information supplied by or relating to American (or any of its Subsidiaries other than ATS Mergercorp or the American Tower Group) which is contained in or expressly consistent with the Filed American SEC Documents or the American September 10-Q and is set forth in the Information Statement, each Registration Statement or any other document filed by American Tower or American with the Commission or any other Authority pursuant to the provisions of this Section 5.1 will not (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time such Information Statement is first mailed to the holders of American Common Stock and at the time each such Registration Statement is filed with the Commission, at the time such Registration Statement is amended or supplemented or at the time each such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

     (e) American Tower covenants and agrees to use its reasonable business efforts (i) to cause the Option Registration Statement and the Convertible Registration Statement each to be declared effective prior to the earlier to occur of the Tower Merger Effective Time or the Effective Time under the Securities Act by the Commission, and (ii) to maintain, on customary terms, the Convertible Registration Statement continuously effective under the Securities Act until the earlier to occur of (x) the delivery by American Tower to American of an opinion of legal counsel reasonably satisfactory to American and CBS that such Registration Statement is no longer required to permit delivery by American of shares of Tower Common Stock upon conversion of the American Convertible Preferred Stock in accordance with the Securities Act and (y) the delivery by American to American Tower of written notification that all of the outstanding shares of American Convertible Preferred Stock have been converted, and the shares of Tower Common Stock relating to such conversion have been delivered to the holders thereof, in accordance with the Certificate of Designation relating to the American Cumulative Preferred Stock; it being expressly understood that neither American, CBS not any of their respective Subsidiaries shall be under any obligation to notify American Tower of any conversion by any holder of any shares of American Convertible Preferred Stock following the earlier to occur of the Tower Merger Effective Time and the Effective Time until such time as all of the outstanding shares of American Convertible Preferred Stock have been so converted and delivered in accordance with such Certificate of Designation, unless American Tower has specifically requested, from time to time, information with respect to the status of such conversions.

     5.2  Governmental and Private Authorizations; Consents.  American shall
          -------------------------------------------------
obtain all Governmental Authorizations, Private Authorizations or other third party consents (other than the consent of the banks under its Credit Agreements, dated as of January 24, 1997, with The Bank of New York, as Collateral Agent and Administrative Agent, and the other agents named therein and lenders party thereto to the effectuation of the Tower Separation pursuant to the Merger), and make any necessary Governmental Filings, necessary to consummate the Tower Separation, except where the failure to obtain such consents, in the aggregate, would not (a) be reasonably likely to have any adverse effect on American, (b) materially impair the ability of American to perform its obligations under this Agreement or the Merger Agreement, or (c) materially delay or prevent the consummation of the Merger. American shall effect the Merger or the Tower Merger in compliance with its Restated Certificate of Incorporation and by-laws and in material compliance with all Applicable Laws.


                                   ARTICLE 6

                    COVENANTS OF AMERICAN AND AMERICAN TOWER

     6.1  Acquisitions, Mergers and Capital Contributions.  At the request of
          -----------------------------------------------
American Tower and subject to the requirements and restrictions imposed on American by any of its financing documents (as from time to time amended), American shall, from time to time after the date hereof and prior to the Effective Time, permit American Tower to (a) acquire (whether by merger, stock or asset acquisition or otherwise) additional businesses engaged in the business in which American Tower is engaged, (b) construct additional communication towers, or (c) make other capital improvements on assets owned or leased by American Tower or its Subsidiaries, and in each such case make additional capital contributions in A the consent of the banks under its Credit Agreements, dated as of January 24, 1997, with The Bank of New York, as Collateral Agent and Administrative Agent, and the other agents named therein and lenders party thereto to the effectuation of the Tower Separation pursuant to the Tower Merger American Tower, or make loan to American Tower, of the funds. Without limiting the generality of the foregoing, American agrees that it will, from time to time at the written request of American Tower, make additional capital contributions in

American Tower (without the issuance by American Tower of additional shares of Tower Common Stock) of (i) the Towers and (ii) cash in an aggregate amount not to exceed $120.0 million, including cash contributed on or subsequent to September 19, 1997. Notwithstanding any provision contained in this Agreement to the contrary, including without limitation the foregoing provisions of this
Section 6.1, American shall not be required to permit, and shall not permit any American Tower or any of Subsidiary to, take any action or enter into any agreement, plan or arrangement to take any action (a "Prohibited Transaction") which could reasonably be expected to materially delay the date of the American Stockholders Meeting or the Effective Time (it being understood that any delay in excess of fifteen (15) business days which would arise as a result of any such action shall be deemed "material" for purposes hereof). American hereby agrees to provide CBS with prior written notification of any proposed action which could reasonably be expected to constitute a Prohibited Transaction.

     6.2  Contribution and Issuance of Tower Capital Stock.
          ------------------------------------------------

     (a) American will contribute (without the payment of any amount or the issuance of any securities by American Tower) to the capital of American Tower
(a) immediately prior to the Tower Merger Effective Time or the Effective Time, as the case may be, a number of shares of Tower Common Stock equal to the excess, if any, of (i) the number of shares of Tower Common Stock owned by American immediately prior to the Tower Merger Effective Time or the Effective Time, as the case may be, over (ii) the number of shares of Tower Common Stock required to be delivered (x) to the holders of shares of American Common Stock,
(y) to holders of American Options pursuant to the provisions of Section 6.8(a) of the Merger Agreement, after giving effect to all elections evidenced by definitive agreements delivered to American immediately prior to the earlier to occur of the Tower Merger Effective Time or the Effective Time by Tower Employees to convert their American Options into options to acquire Tower Common Stock pursuant to the provisions of Section 6.8(b) of the Merger Agreement, and
(z) upon conversion of American Convertible Preferred Stock, and (b) from time to time after the Effective Time, such shares of Tower Common Stock owned by American that the holders of the Dissenting Shares would have been entitled to receive had they not exercised their appraisal rights.

     (b) If the Tower Employees set forth on Schedule 4.1(e) to the Merger Agreement do not enter into definitive agreements prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time to convert the American Options which are held by such Tower Employees and set forth on such
Schedule into options to acquire Tower Common Stock in accordance with this
Section 6.2(b), American Tower shall, prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, issue to American in exchange for payment of the par value thereof a number of shares of Tower Common Stock equal to the aggregate number of shares of American Common Stock subject to such American Options set forth on such Schedule.

     6.3  Executive Office Lease.  At the Effective Time, American Tower shall
          ----------------------
assume to the extent permitted by the landlord, the obligations under the lease of 116 Huntington Avenue, Boston, Massachusetts, with respect to the relevant portion of such leased premises designated in Appendix A attached hereto and made a part hereof or, if such permission is not obtained, sublease such relevant portion.


                                   ARTICLE 7

                                COVENANT OF CBS

     By its execution of this Agreement, CBS agrees that it shall, at the written request of American in its sole and absolute discretion, immediately prior to the Merger, and subject to the satisfaction of all of the conditions to the consummation of the transactions contemplated by the Merger Agreement, purchase, at their then fair market value, shares of a new class of American preferred stock that constitutes "Junior Securities" (as defined in the American Cumulative Preferred Stock) in an amount (which shall not in the aggregate exceed $200,000,000) necessary to enable (a) the Tower Stock Consideration to be delivered to the holders of American Common Stock pursuant to the Merger, (b) Tower Common Stock to be delivered to holders of American Options pursuant to the Merger, and (c) Tower Common Stock to be delivered upon conversion of the American Convertible Preferred Stock, without causing any conflict with, or breach or violation of, or default under, or creating any right to accelerate any obligation or liability in, or causing or creating any of the foregoing after the giving of notice or passage of time or both with, of, under or in any indebtedness of American or the American Cumulative Preferred Stock; provided, however, that anything in this Section or elsewhere in this Agreement or the Merger Agreement to the contrary notwithstanding, in such event such preferred stock shall remain outstanding immediately following the Effective Time.


                                   ARTICLE 8

                                MUTUAL RELEASES

     8.1  Release of American Tower.  American shall cause all members of the
          -------------------------
American Tower Group to be released from all liabilities to any Person (including without limitation American and its Subsidiaries other than the American Tower Group) other than the Assumed Liabilities; provided, however, that American Tower agrees to reimburse American for any expenses incurred in obtaining such release. Effective immediately prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, American and its Subsidiaries (other than the American Tower Group) hereby release the American Tower Group from all Claims by American or its Subsidiaries (other than the American Tower Group), except for Claims arising from or attributable to the transactions contemplated by this Agreement, the Merger Agreement or any Collateral Document or otherwise asserted prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time.

     8.2  Release of American.  Effective immediately prior to the earlier to
          -------------------
occur of the Tower Merger Effective Time and the Effective Time, American Tower, on behalf of the American Tower Group, hereby releases American and its other Subsidiaries from all Claims by the American Tower Group, except for Claims arising from or attributable to the transactions contemplated by this Agreement, the Merger Agreement or any Collateral Document or otherwise asserted prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time.


                                   ARTICLE 9

                                TOWER EMPLOYEES

     9.1  Offers of Employment.  On the Separation Closing Date, the employees
          --------------------
of American listed in Appendix C attached hereto and made a part hereof (the "Tower Employees") shall be offered full-time employment by American Tower or one of its Subsidiaries; provided, however, that such employees shall also remain employees of American until the Effective Time, and American Tower hereby covenants and agrees to cause such Tower Employees to provide American management services to enable American to fulfill its obligations under Section 6.10(i) of the Merger Agreement. Effective immediately prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, American Tower shall assume all obligations arising under any Plan or Benefit Arrangement between American or any of its Subsidiaries and the Tower Employees other than the rights, if any, of the Tower Employees with respect to the American Options (which are being satisfied by American as provided in Section 7.8 of the Merger Agreement) and all existing rights to indemnification. American Tower shall indemnify American and its Subsidiaries, effective as of the earlier to occur of the Tower Merger Effective Time and the Effective Time, from all obligations arising under such employment agreements or arrangements (except in respect of the American Options and all existing rights to indemnification). For a period of eighteen (18) months following the consummation of the Merger, American Tower covenants and agrees that no member of the American Tower Group shall actively solicit or seek to hire any employees of American or its Subsidiaries not currently engaged in the Tower Business, other than the Tower Employees, it being understood and agreed that such agreement shall not be deemed to prevent members of the American Tower Group from placing general advertisements in publications or on the Internet or soliciting any such employee who (a) initiates employment discussions with a member of the American Tower Group or
(b) is not employed by American or CBS or any of their respective Subsidiaries on the date such a member first solicits such employee.

     9.2   Section 401(k) Plan Amendment.  Prior to the earlier to occur of the
           -----------------------------
Tower Merger Effective Time and the Effective Time, American shall amend (a) its
Section 401(k) Plan to permit a transfer of the assets held thereunder for the benefit of the Tower Employees to a Section 401(k) Plan to be established by American Tower and such assets will be so transferred (along with any outstanding qualified domestic relations orders and loans) and (b) any other Benefit Plan arrangements with respect to Tower Employees to reflect the Tower Separation. The form of such amendments shall be submitted to CBS for its approval, which approval shall not be unreasonably withheld, delayed or conditioned.


                                  ARTICLE 10

                           PURCHASE PRICE ADJUSTMENT

     10.1  Purchase Price Adjustment.
           -------------------------

     (a) Within 90 days after the Closing Date, CBS shall prepare and deliver to American Tower (i) a consolidated balance sheet (the "Closing Balance Sheet") of American and its Subsidiaries (other than the Tower Subsidiaries) (the "Post-Closing American Group"), prepared from the books and records of the Post-Closing American Group, and (ii) a statement (the "Closing Statement") setting forth (A) Working Capital (as defined below) as of the Effective Time ("Closing Working Capital") and (B) Net Debt (as defined below) as of the Effective Time ("Closing Net Debt"), together with a certificate of CBS's chief financial officer that the Closing Statement has been prepared in accordance with this
Section 10.1.

     During the 45-day period following American Tower's receipt of the Closing Statement, American Tower shall be permitted to review (and make copies of) the working papers of CBS relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the forty-sixth day following delivery thereof, unless American Tower gives written notice of its disagreement with the Closing Statement ("Notice of Disagreement") to CBS prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on Closing Working Capital or Closing Net Debt (or the components thereof) not being calculated in accordance with this Section 10.1 and (iii) be accompanied by a certificate of American Tower's chief financial officer that he or she concurs with each of the positions taken by American Tower in the Notice of Disagreement. If a Notice of Disagreement is received by CBS in a timely manner, then the Closing

Statement (as revised in accordance with clause (A) or (B) immediately following) shall become final and binding on the earlier of (A) the date CBS and American Tower resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

     During the 30-day period following delivery of a Notice of Disagreement, CBS and American Tower shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period CBS shall have access to (and shall be permitted to make copies of) the working papers of American Tower prepared in connection with the Notice of Disagreement. At the end of such 30-day period, CBS and American Tower shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement and each of CBS and American Tower shall submit a memorandum setting forth in reasonable detail the basis for its positions. The Accounting Firm shall be a nationally recognized independent public accounting firm agreed upon by CBS and American Tower in writing. CBS and American Tower shall jointly use all reasonable efforts to cause the Accounting Firm to render a decision within thirty (30) days following submission or as promptly thereafter as is practicable. CBS and American Tower agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 10.1 shall be borne by CBS and American Tower in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

     (b) Subject to Section 10.1(d), if Closing Working Capital is less than (i) $60,000,000 in the event the Closing Date is on or prior to March 31, 1998 or
(ii) $70,000,000 in the event the Closing Date is after March 31, 1998 (the "WC Amount"), American Tower shall, and if Closing Working Capital is greater than the WC Amount, CBS shall, owe the other the amount of such difference. The term "Working Capital" shall mean Current Assets minus Liabilities (in each case as defined below). The terms "Current Assets" and "Liabilities" shall mean the current assets and liabilities of the Post-Closing American Group calculated in accordance with GAAP except that (i) outstanding principal amount of indebtedness and liquidation preference of preferred stock shall be excluded,
(ii) cash shall be excluded, (iii) accruals for Taxes shall be included except that (A) Tax liabilities which American Tower is obligated to indemnify American and its Subsidiaries (other than the American Tower Group) pursuant to the provisions of the Tower Documentation, and deferred income Tax assets and liabilities that exist or arise from differences in basis for Tax and financial reporting purposes attributable to acquisitions, exchanges and dispositions or attributable to depreciation and amortization shall not be taken into account,
(B) Tax benefits arising from the exercise or cancellation of options between the date of the Original Merger Agreement and the Effective Time shall not be taken into account, and (C) accruals for Taxes relating to acquisitions, exchanges or dispositions shall be determined in accordance with American's past accounting practices, (iv) Current Assets shall be increased by an amount equal to the sum of (x) the amount derived by multiplying the Cash Consideration by the number of shares of American Common Stock held in its treasury as of the Effective Time and (y) the aggregate amount of the spread of $44.00 over the exercise price of each American Option outstanding on September 19, 1997 terminated or canceled prior to the Effective Time or for which the holder has elected to receive an option to acquire Tower Common Stock in lieu thereof, less the Tax benefit that would have been received with respect to the exercise of such options, (v) Current Assets shall be (A) increased (if the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock is fewer than 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) by an amount equal to the amount derived by multiplying the Cash

Consideration by the excess of (I) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction) less (II) the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock or (B) decreased (if the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock is greater than 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock less (II) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction), (vi) liabilities from the radio broadcasting rights contracts for St. Louis Rams games shall be limited to $3,300,000, and (vii) amounts owed by American Tower to American pursuant to Section 15.3(b) shall be excluded from Current Assets, and liabilities of American, if any, with respect to such amounts shall be excluded from Liabilities (it being understood that neither American nor CBS shall be responsible for any such liabilities).

     (c) Subject to Section 10.1(d), if Closing Net Debt is greater than the Debt Amount (as defined below) minus $50,419,000, minus cash received by the Post-Closing American Group in respect of options exercised between September 19, 1997 and the Effective Time (the "CD Amount"), American Tower shall, and if Closing Net Debt is less than the CD Amount, CBS shall, owe the other the amount of such difference. "Debt Amount" shall mean $1,066,721,000, minus the consideration that was expected to be paid (as set forth on Section 6.10(a) of the American Disclosure Schedule) with respect to all acquisitions set forth in
Section 6.10(a) of the American Disclosure Schedule which were not consummated prior to the Closing Date, plus the consideration that was expected to be received (as set forth in Section 6.10(a) of the American Disclosure Schedule) with respect to all dispositions set forth in Section 6.10(a) of the American Disclosure Schedule which were not consummated prior to the Closing Date, plus the consideration paid in connection with acquisitions consummated prior to the Closing Date which were not listed in Section 6.10(a) of the American Disclosure Schedule, minus the consideration received in connection with dispositions consummated prior to the Closing Date which were not listed in Section 6.10(a) of the American Disclosure Schedule. The term "Net Debt" shall mean outstanding principal amount of indebtedness (including, without duplication, guarantees of indebtedness) plus outstanding liquidation preference of all preferred stock (other than the American Convertible Preferred Stock) minus cash.

     (d) Amounts owed pursuant to the first sentence of Section 10.1(b) and the first sentence of 10.1(c) shall be aggregated or netted, as appropriate (the resulting amount, the "Adjustment Amount"). In the event that the Adjustment Amount minus $10,000,000 is greater than $0 (the "Final Adjustment Amount"), the party that owes the Final Adjustment Amount shall make payment by wire transfer of immediately available funds of the Final Adjustment Amount together with interest thereon at a rate of interest equal to the lesser of (i) 10% per annum and (ii) if American Tower is being charged a rate of interest by a financial institution, such rate, but in not event lower than the prime rate as reported in the Wall Street Journal on the date the Closing Statement becomes final and
       -------------------
binding on the parties, calculated on the basis of the actual number of days elapsed divided by 365, from the date of the Effective Time to the date of actual payment.

     (e) The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Closing Statement was prepared in compliance with the requirements of this Section 11.1 and the allocation of the costs of dispute resolution, and the Accounting Firm is not to make any other determination.

     (f) During the period of time from and after the delivery of the Closing Statement to American Tower through the date the Closing Statement becomes final and binding on CBS, American and American Tower,

CBS shall cause the Post-Closing American Group to afford to American Tower and any accountants, counsel or financial advisors retained by American Tower in connection with the adjustment contemplated by this Section 10.1 reasonable access (with the right to make copies) during normal business hours to the books and records of the Post-Closing American Group to the extent relevant to the adjustment contemplated by this Section 10.1.

     (g) Any adjustment pursuant to this Section 10.1 shall be taken into account in the calculation of Tax liability pursuant to Section 4.2(b), and any increase or decrease in the amount of Taxes that are reimbursable or indemnifiable by the American Tower Group as a result of any such adjustment shall be treated as an adjustment to Taxes for purposes of Section 4.2(f).


                                  ARTICLE 11

                                 TOWER LEASES

     11.1 Tower Leases.  Prior to the earlier to occur of the Tower Merger
          ------------
Effective Time and the Effective Time, CBS and American shall agree on the definitive documentation ("Tower Leases") to be executed by American and American Tower with respect to certain broadcasting towers set forth in Section 6.17(i) of the American Disclosure Schedules ("Towers"). The markets in which such Towers are located and the annual "market price" for each antenna are set forth in Appendix D attached hereto and made a part hereof. Except as set forth in Section 6.17(i) of the American Disclosure Schedule, such Towers are now owned or leased by American and shall become the property of American Tower, as set forth in Section 11.2. Each of the Tower Leases shall contain standard and customary terms and conditions and CBS and American specifically agree to the inclusion of the following in each of the Tower Leases:

          (a) except as provided in clause (b) below with respect to those Tower Leases set forth in Section 6.19 of the American Disclosure Schedule, each Tower Lease shall be for a term of twenty (20) years with four (4) renewal periods of five (5) years each, each such renewal to be upon the same terms and conditions as the original Tower Lease;

          (b) prior to the earlier to occur of the Tower Merger Effective Time and the Effective time, American shall use its best efforts to extend the term of each lease set forth in Section 6.19 of the American Disclosure Schedule ("Land Leases") to a minimum duration of twenty (20) years, inclusive of renewal periods, if any, and provide CBS with respect to the Towers subject to the extended Land Leases, tower leases with the equivalent benefits set forth in clauses (c), (d) and (e) and for a minimum duration of twenty (20) years ("Extended Tower Leases"). With respect to any such Land Lease that is not so extended (except with respect to the Land Lease for KUFX(FM), which present term of approximately eighteen (18) remaining years shall be deemed to satisfy the foregoing requirement of a minimum duration of twenty (20) years), American, American Tower and CBS shall negotiate in good faith to agree upon definitive documentation to provide CBS with respect to the Towers subject to such Land Leases, tower leases with the benefits equivalent of such Extended Tower Leases or mutually agreed to alternative arrangements providing equivalent value to CBS;

          (c) each Tower Lease shall provide that no payments shall be payable by CBS for a period of three (3) years from the Effective Time; for the next three (3) years the payments shall be as follows: one-third (1/3) of the market price as set forth in Appendix D corresponding to each FM antenna (or AM/FM antenna) for year four (4); two-thirds (2/3) for year five (5) and full market price for year six (6); thereafter, for the balance of the term and any renewals thereof, the payments shall be the market price, together with an annual increase every year, beginning for year seven (7), of the lesser of five percent (5%) or the Consumer Price Index for all Urban Consumers over the previous year's payments (except with respect to San Jose (KUFX) and Boston
     (WNFT) which such payments shall begin at the Effective Time, with respect to CBS, and will begin on January 1, 1998 as between American and American Tower). Notwithstanding the foregoing, CBS acknowledges that Tower Lease payments at the full "market price" indicated on Appendix D by American to American tower may commence upon such leases becoming the property of American Tower and shall continue until the Effective Time;

          (d) all expenses for taxes, insurance, maintenance and utilities in respect of each Tower shall be paid by American Tower; and

          (e) American Tower will assume the obligation and responsibility for complying with all Applicable Law with respect to the Towers.

     11.2 Conveyance of Towers.  Except as otherwise provided by Section 11.1,
          --------------------
at the earlier to occur of the Tower Merger Effective Time and the Effective Time, American shall, or shall cause its Subsidiaries to, as applicable, contribute, transfer or convey to American Tower (by deed warrantying only against transferor's acts) the assets described in Section 6.17 of the American Disclosure Schedule, and American Tower shall assume all of American's and such Subsidiaries' obligations with respect to such assets to the extent so set forth.


                                  ARTICLE 12

                  REPRESENTATIONS AND WARRANTIES OF AMERICAN

     American hereby represents and warrants to American Tower and CBS as follows:

     12.1 Organization and Business; Power and Authority; Effect of Transaction.
          ---------------------------------------------------------------------

     (a) American is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (b) American has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by such party pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of American and its Subsidiaries, other than the American Tower Group, and no other corporate proceedings on the part of American or any of such Subsidiaries are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by American and constitutes, and each Collateral Document executed or required to be executed by American and its Subsidiaries (other than the American Tower Group) pursuant hereto when executed and delivered by American and such Subsidiaries, as applicable, will constitute, a valid and binding obligation of American and such Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. American has heretofore received the requisite consent of the holders of more than a majority of the outstanding shares of American Cumulative Preferred Stock to the Tower Separation.

     (c) The execution, delivery and performance by American and its Subsidiaries, as applicable, of this Agreement and any Collateral Document executed or required to be executed by such parties pursuant hereto or thereto do not, and the consummation by American of the transactions contemplated hereby and thereby, and compliance with the terms, conditions and provisions hereof or thereof by such parties will not:

          (i) (A) Except as set forth in Section 4.1(c) of the American Disclosure Schedule, conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of American or its Subsidiaries, as applicable, or (B) conflict with, or result in a breach or violation of, or constitute a default under, or permit the termination, cancellation or acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such termination, cancellation or acceleration of, any agreement, arrangement, contract, undertaking, understanding, Applicable Law or other obligation or Private Authorization of American or its Subsidiaries, as applicable, except, in the case of clause (B), for such conflicts, breaches, violations, terminations, cancellations, defaults or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American; or

          (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by American except for such Liens that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American; or

          (iii) require any Governmental Authorization or Governmental Filing except for (A) the filing with the Commission of (I) the Information Statement and the Registration Statements and (II) such reports under
     Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (B) such other Governmental Authorizations and Governmental Filings the failure of which to be made or obtained would not be individually or in the aggregate, reasonably likely to have a Material Adverse Effect on American.


                                  ARTICLE 13

               REPRESENTATIONS AND WARRANTIES OF AMERICAN TOWER

     American Tower hereby represents and warrants to American and CBS as follows:

     13.1 Organization and Business; Power and Authority; Effect of Transaction.
          ---------------------------------------------------------------------

     (a) American Tower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware..

     (b) American Tower has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by such party pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of American and its Subsidiaries, and no other corporate proceedings on the part of American Tower or any of its Subsidiaries are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by American Tower and constitutes, and each Collateral Document executed or required to be executed by American Tower and its Subsidiaries pursuant hereto when executed and delivered by American Tower and its Subsidiaries, as applicable, will constitute, a valid and binding obligation of American Tower and its Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

     (c) The execution, delivery and performance by American Tower and its Subsidiaries, as applicable, of this Agreement and any Collateral Document executed or required to be executed by such parties pursuant hereto or thereto do not, and the consummation by American Tower of the transactions contemplated hereby and thereby, and compliance with the terms, conditions and provisions hereof or thereof by such parties will not:

          (i) (A) conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of American Tower or its Subsidiaries, as applicable, or (B) conflict with, or result in a breach or violation of, or constitute a default under, or permit the termination, cancellation or acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such termination, cancellation or acceleration of, any agreement, arrangement, contract, undertaking, understanding, Applicable Law or other obligation or Private Authorization of American or its Subsidiaries, as applicable, except, in the case of clause (B), for such conflicts, breaches, violations, terminations, cancellations, defaults or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American Tower; or

          (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by American Tower except for such Liens that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American; or

          (iii) require any Governmental Authorization or Governmental Filing except for (A) the filing with the Commission of (I) the Information Statement and the Registration Statement and (II) such reports under
     Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (B) such other Governmental Authorizations and Governmental Filings the failure of which to be made or obtained would not be individually or in the aggregate, reasonably likely to have a Material Adverse Effect on American Tower.


                                  ARTICLE 14

                                  CONDITIONS

          14.1 Conditions to Obligations of Each Party to Effect the Tower
               -----------------------------------------------------------
Separation.  The respective obligations of each party to effect the Tower
----------
Separation shall be subject to the satisfaction on the Separation Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law; provided, however, that American may not waive any such condition, in whole or in part, without the express written consent of CBS (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a) the parties shall have received written approval of CBS approving the Tower Documentation, including without limitation any and all ancillary documentation and any documentation relating to the mechanics of effecting the Tower Separation (it being understood that this Agreement constitutes only part of the Tower Documentation), which consent shall not be unreasonably withheld, delayed or conditioned;

          (b) if the Tower Separation shall occur pursuant to the Tower Merger, each condition to the closing of the Tower Merger set forth in Article VI of the Tower Merger Agreement shall have been satisfied or waived;

          (c) in the Tower Separation shall occur pursuant to the Tower Merger, each condition to the closing of the Merger set forth in Article VII of the Merger Agreement shall have been satisfied or waived;

          (d) each of the Merger Registration Statement, the Option Registration Statement and the Convertible Registration Statement shall have been declared effective by the Commission under the Securities Act and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order; and

          (e) no Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that remains in effect and restrains, enjoins or otherwise prohibits consummation of the Tower Separation.

          14.2 Conditions to Obligations of American Tower.  The obligation of
               -------------------------------------------
American Tower to effect the Tower Separation shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

          (a) the representations and warranties of American set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Separation Closing Date as though made on and as of the Separation Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on American; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; and

          (b) American shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Separation Closing Date.

          14.3 Conditions to Obligations of American.  The obligation of
               -------------------------------------
American to effect the Tower Separation shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law; provided, however, that American may not waive any such condition, in whole or in part, without the express written consent of CBS (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a) the representations and warranties of American Tower set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Separation Closing Date as though made on and as of the Separation Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on American Tower; provided, however, that for the purpose of this clause
(y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; and

          (b) American Tower shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Separation Closing Date.


                                  ARTICLE 15

                              GENERAL PROVISIONS

     15.1   Amendment.  This Agreement may be amended from time to time by the
            ---------
parties hereto at any time prior to the Separation Closing Date but only by an instrument in writing signed by the parties hereto.

     15.2   Waiver.  At any time prior to the Separation Closing Date, except to
            ------
the extent not permitted by Applicable Law, any party may, either generally or in a particular instance and either retroactively or prospectively, extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants, conditions or other provision contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     15.3   Fees, Expenses and Other Payments.  Promptly following the Effective
            ---------------------------------
Time, American Tower shall pay to American in immediately available funds (and make American whole on an after-tax basis under the principles set forth in
Section 4.2(c)) an amount equal to the aggregate costs and expenses incurred by American in connection with any agreement, arrangement or understanding (other than this Agreement) entered into by American, ATS Mergercorp or any member of the American Tower Group following the date of the Original Merger Agreement (i) for the benefit of any member of the American Tower Group, (ii) in contemplation of the Tower Separation or (iii) in connection with the sale, assignment, transfer or other disposition of shares of American Tower Common Stock, including without limitation such costs and expenses incurred by American to Merrill Lynch Pierce Fenner & Smith Incorporated and any such costs and expenses incurred by American to CSFB in excess of those set forth in the engagement letter between American and CSFB provided by American to Mergeparty in accordance with Section 4.14 of the Original Merger Agreement.

     15.4   Notices.  All notices and other communications which by any
            -------
provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, postage prepaid, or by recognized courier service, (b) sent by telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if, other than an individual, shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

     (a)    If to American:

                          American Radio Systems Corporation
                          116 Huntington Avenue
                          Boston, Massachusetts 02116
                          Attention:   Steven B. Dodge, President and Chief
                                       Executive Officer
                          Telecopier No.:  (617) 375-7575

                          with copies to:

                          CBS Corporation
                          11 Stanwix Street
                          Pittsburgh, Pennsylvania  15222
                          Attention:  Louis J. Briskman, Esq.
                          Telecopier No.:  (412) 642-5224

                          Cravath, Swaine & Moore
                          825 Eighth Avenue
                          New York, New York  10019
                          Attention:  Allen Finkelson, Esq.
                          Telecopier No.:  (212) 474-3700

     (b)    If to American Tower:

                          American Tower Systems Corporation
                          116 Huntington Avenue
                          Boston, Massachusetts 02116
                          Attention:   Steven B. Dodge, President and Chief
                                       Executive Officer
                          Telecopier No.:  (617) 375-7575

                          with a copy to:

                          Sullivan & Worcester LLP
                          One Post Office Square
                          Boston, Massachusetts 02109
                          Attention:  Norman A. Bikales, Esq.
                          Telecopier No.:  (617) 338-2880

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

     15.5   Specific Performance; Other Rights and Remedies.  Each party
            -----------------------------------------------
recognizes and agrees that in the event any other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by

Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it under Applicable Law or pursuant to the provisions of this Agreement for such breach or threatened breach, including without limitation the recovery of damages, including, to the extent awarded in any Legal Action, punitive, incidental and consequential damages (including without limitation damages for diminution in value and loss of anticipated profits) or any other measure of damages permitted by Applicable Law.

     15.6   Survival of Representations, Warranties, Covenants and Agreements.
            -----------------------------------------------------------------
The representations, warranties covenants and agreements in this Agreement shall survive the Tower Separation.

     15.7   Severability.  If any term or provision of this Agreement shall be
            ------------
held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Tower Separation is fulfilled and consummated to the maximum extent possible.

    15.8    Counterparts.  This Agreement may be executed in several
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

    15.9    Section Headings.  The headings contained in this Agreement are for
            ----------------
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     15.10  Governing Law.  The validity, interpretation, construction and
            -------------
performance of this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the corporate laws of the State of Delaware are applicable. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

     15.11  Further Acts.  Each party agrees that at any time, and from time to
            ------------
time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as the other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

     15.12  Entire Agreement; No Other Representations or Agreements.  This
            --------------------------------------------------------
Agreement (together with the Appendices, the Merger Agreement and the other Collateral Documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof. Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) neither party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Appendices, the Merger Agreement and the other Collateral Documents) or such of the foregoing as are delivered at the Closing, (b) there are no covenants or agreements by or on behalf of either party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, the Merger Agreement and the other Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement, the Merger Agreement and the other Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER AMERICAN NOR AMERICAN TOWER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     15.13  Assignment.  This Agreement shall not be assignable by any party and
            ----------
any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to each party by operation of Law, including by way of merger, consolidation or sale of all or substantially all of its assets, and each party may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

     15.14  Parties in Interest.  This Agreement shall be binding upon and inure
            -------------------
solely to the benefit of each party and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 15.13.

     15.15  Mutual Drafting.  This Agreement is the result of the joint efforts
            ---------------
of American and American Tower, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

     15.16  Obligations of American and of American Tower.  Whenever this
            ---------------------------------------------
Agreement requires a Subsidiary of American or American Tower to take any action, such requirement shall be deemed to include an undertaking on the part of American to cause such Subsidiary to take such action.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, American and American Tower have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              American Radio Systems Corporation


                              By:
                                 -------------------------------------------
                                 Name:  Steven B. Dodge
                                 Title: Chairman of the Board, President and
                                        Chief Executive Officer

                              American Tower Systems Corporation


                              By:
                                 -------------------------------------------
                                 Name:  Steven B. Dodge
                                 Title: Chairman of the Board, President and
                                        Chief Executive Officer

Approved as of the date first
       above written by:

CBS Corporation



By:
   -----------------------------------
   Name:
   Title: